Exhibit 10.2

Rabbi Trust Agreement

This rabbi trust agreement is based on the IRS model rabbi trust provisions contained in Revenue Procedure 92-64.  Provisions from the IRS model rabbi trust have been selected which are frequently chosen by many if not most of Wells Fargo rabbi trust clients.  Additional provisions have been added to reflect Wells Fargo operating procedures and administrative requirements.  A Company should carefully review the trust agreement with its legal counsel to determine if it is appropriate for its particular situation.  Wells Fargo does not provide legal advice and makes no representations concerning the tax consequences of a Company’s execution of this Agreement.

VWR International, Inc.

Nonqualified Deferred Compensation Plan Trust Agreement

This Agreement, made this May 1st, 2007, by and between VWR International, Inc. (“Company”) and WELLS FARGO BANK, N.A., (“Trustee”),

WITNESSETH:

WHEREAS, Company has adopted the nonqualified deferred compensation plan titled VWR International, Inc. Nonqualified Deferred Compensation Plan (the “Plan”);

WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan; and

WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and wishes to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE I

ESTABLISHMENT OF TRUST

Section 1.1                                   Company will deposit funding with Trustee in trust, which shall become the principal of the Trust, to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

Section 1.2                                   The Trust hereby established shall be irrevocable.

Section 1.3                                   The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.  However, Trustee does not warrant and shall not be liable for any tax consequences associated with the Trust or participation in the Plan.

Section 1.4                                   The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth.  Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust.  Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company.  Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1.

Section 1.5                                   Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement.  Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.  Notwithstanding the foregoing, upon a Change of Control as defined herein, Company shall, as soon as possible, but in no event longer than 30 days following the Change of Control, make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan(s) as of the date on which the Change of Control occurred.

Section 1.6                                   Notwithstanding any other provision of the Plan or this Trust Agreement to the contrary, Company shall not make any contribution to the Trust to the extent such contribution would be treated as a transfer of property in connection with the performance of services for purposes of Code §83 pursuant to Code §409A(b)(3) (as amended by the Pension Protection Act of 2006) or any successor thereto.

ARTICLE II

PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES

Section 2.1                                   Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts.  On and after the date of a Change of Control, as defined herein, except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule, and Trustee shall in such event make provision for the reporting and withholding of any federal and state taxes (other than FICA, FUTA or local taxes) that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities.  If applicable, Company shall direct the Trustee to remit any FICA, FUTA or local taxes with respect to the benefit payments to Company and Company shall have the responsibility for determining, reporting and remitting the FICA, FUTA or local taxes to the appropriate taxing authorities.  Company shall indemnify and hold harmless the Trustee from any and all liability to which the Trustee may become subject due to Company’s failure to properly withhold and remit FICA, FUTA or local taxes in connection with payments from the Trust.  (Prior to the date of a Change of Control, Trustee shall have no obligation to make payments to Plan participants or their beneficiaries.)

Section 2.2                                   The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

Section 2.3                                   Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan, and may request reimbursement for such payments upon presentation of appropriate evidence of payment to Trustee.  On and after the date of a Change of Control, as defined herein, Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Plan participants or their beneficiaries.  In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due.  Trustee shall notify Company where principal and earnings are not sufficient.  Trustee shall not be liable for the inadequacy of the Trust to pay all amounts due under the Plan.

ARTICLE III

TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT

Section 3.1                                   Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent.  Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or any comparable state or federal regulatory law.

Section 3.2                                   At all times during the continuance of this Trust, as provided in Section 1.4, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1)                                  The Board of Directors and the Chief Executive Officer (or if there is no Chief Executive Officer, the highest ranking officer) of Company shall have the duty to inform Trustee in writing of Company’s Insolvency.  If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(2)                                  Unless Trustee has actual knowledge of Company’s Insolvency or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent.  Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(3)                                  If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors.  Nothing in this Trust Agreement shall in any way diminish any rights of the Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(4)                                  Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Article II of this Trust Agreement only after Trustee has been directed that Company is not Insolvent (or is no longer Insolvent). Trustee may in all events rely on such evidence concerning Company’s solvency (or Insolvency) as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

Section 3.3                                   Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

ARTICLE IV

PAYMENTS TO COMPANY

Except as provided in Articles II and III hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

ARTICLE V

INVESTMENT AUTHORITY

Section 5.1                                   Except as otherwise provided herein, Company shall, prior to a Change of Control as defined herein, have the sole power and responsibility for the management, disposition and investment of the Trust assets, and Trustee shall comply with written directions from Company or its designated agent, which may include a recordkeeper for the Plan.  Trustee shall have no duty or responsibility to review, initiate action or make recommendations regarding the investment of Trust assets and shall retain such assets until directed in writing to dispose of them.  Prior to issuing any such directions, Company shall certify to Trustee the person(s) at Company or its agent who have the authority to issue such directions.  On and after the date of a Change of Control, Trustee shall have the sole and absolute discretion to manage, dispose of, and invest the Trust assets.

Section 5.2                                   In the administration of the Trust, Trustee shall have the following powers; however, prior to a Change of Control as defined herein, all powers regarding the investment of the Trust shall be exercised solely pursuant to direction of Company or its delegated agent or, if applicable, an Investment Manager, as defined herein, unless Trustee has been properly delegated investment authority pursuant to Section 5.4:

(1)                                  To hold assets of any kind, including shares of any registered investment company, whether or not Trustee or any of its affiliates provides investment advice or other services to such company and receives compensation for the services provided;

(2)                                  To sell, exchange, assign, transfer and convey any security or property held in the Trust, at public or private sale, at such time and price and upon such terms and conditions (including credit) as directed;

(3)                                  To invest and reinvest assets of the Trust (including accumulated income) as directed;

(4)                                  To vote, tender or exercise any right appurtenant to any stock or securities held in the Trust, as directed;

(5)                                  To consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation, any security of which is held in the Trust, as directed;

(6)                                  To sell or exercise any “rights” issued on any securities held in the Trust, as directed;

(7)                                  To cause all or any part of the assets of the Trust to be held in the name of Trustee (which in such instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall at all times show that all such investments are part of the Trust and Trustee shall hold evidence of title to all such investments;

(8)                                  To make such distributions in accordance with the provisions of this Trust Agreement;

(9)                                  To hold a portion of the Trust for the ordinary administration and for the disbursement of funds in cash, without liability for interest thereon, for such period of time as necessary, notwithstanding that Trustee or an affiliate of Trustee may benefit directly or indirectly from such uninvested amounts.  It is acknowledged that Trustee’s handling of such amounts is consistent with usual and customary banking and fiduciary practices, and any earnings realized by Trustee or its affiliates will be compensation for its bank services in addition to its regular fees; and

(10)                            To invest in deposit products of Trustee or its affiliates, or other bank or similar financial institution, subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit, as directed.

Section 5.3                                   From time to time prior to a Change of Control as defined herein the Company may appoint one or more investment managers who shall have investment management and control over all or a portion of the assets of the Trust (“Investment Managers”).  The Company shall notify the Trustee in writing of the appointment of the Investment Manager.  In the event more than one Investment Manager is appointed, the Company shall determine which assets shall be subject to management and control by each Investment Manager and shall also determine the proportion in which funds withdrawn or disbursed shall be charged against the assets subject to each Investment Manager’s management and control.  Such Investment Manager shall, prior to a Change of Control, direct Trustee as to the investment of assets and any voting, tendering and other appurtenant rights of all securities held in the portion of the Trust over which the Investment Manager is appointed.  Trustee shall have no duty or responsibility to review, initiate action or make recommendations regarding the investment of the Trust assets and shall retain such assets until directed in writing to dispose of them.

Section 5.4                                   Company may delegate to Trustee the responsibility to manage all or a portion of the Trust prior to a Change of Control as defined herein if Trustee agrees to do so in writing.  Upon written acceptance of that delegation, Trustee shall have full power and authority to invest and reinvest the Trust in investments as provided herein, subject to any investment guidelines provided by Company.

Section 5.5                                   Subject to the foregoing provisions of this Article V, Trustee may invest in securities (including stock or rights to acquire stock) or obligations issued by Company.  All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants or their beneficiaries.  Company shall have the right at any time and from time to time, in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust.  This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

ARTICLE VI

DISPOSITION OF INCOME

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

ARTICLE VII

ACCOUNTING BY TRUSTEE

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee.  Within 60 days following the close of each calendar year and within 90 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Trustee’s accounting, if not objected to within 60 days of it being furnished to Company, shall be deemed accepted by Company.

ARTICLE VIII

RESPONSIBILITY OF TRUSTEE

Section 8.1                                   Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by and consistent with the terms of this Trust and is given in writing by Company.  Company shall indemnify and hold harmless the Trustee and its officers, employees and agents from and against all liabilities, losses and claims (including reasonable attorneys’ fees and costs of defense) for actions taken or omitted by Trustee in accordance with the terms of this Trust.  In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

Section 8.2                                   If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments.  If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

Section 8.3                                   Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder, and Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.  Company shall pay the expenses for services by such individuals or entities, and if Company does not pay such expenses in a reasonably timely manner, Trustee may obtain payment from the Trust.

Section 8.4                                   Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.  Trustee shall not be liable for the failure or omission of any insurance company for any reason to pay any benefits or furnish any services under the policies or contracts.  Company shall have the sole responsibility to determine whether any insured under any insurance policy held in the Trust is deceased.

Section 8.5                                   Notwithstanding the provisions of Section 8.4, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

Section 8.6                                   Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

Section 8.7                                   Any electronic communication, including facsimile and e-mail, received by Trustee from an address that Trustee reasonably believes to be that of a duly authorized representative of Company shall be deemed to be in writing and signed on behalf of Company by a duly authorized representative of Company, and Trustee shall be as fully protected under the Trust Agreement and applicable law as if such electronic communication had been an originally signed writing.

ARTICLE IX

COMPENSATION AND EXPENSES OF TRUSTEE

Trustee shall be entitled to reasonable compensation for the services it renders under this Trust.  Company shall pay all Trustee’s fees and expenses as outlined in the separate fee agreement.  If not so paid within a reasonable time, the fees and expenses, including, but not limited to, those expenses referenced in Article VIII above, shall be paid from the Trust.  If, on and after the date of a Change of Control, the payment of such fees and expenses from the Trust reduces the Trust assets below the amount necessary to pay benefits accrued as of the date of the Change of Control, the Trustee may institute an action to collect such amount from the Company as is necessary to eliminate such shortfall.

ARTICLE X

RESIGNATION AND REMOVAL OF TRUSTEE

Section 10.1                            Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and Trustee agree otherwise.

Section 10.2   Trustee may be removed by Company on 30 days’ notice or upon shorter notice accepted by Trustee.

Section 10.3   Upon a Change of Control, as defined herein, Trustee may not be removed by Company for 10 years.

Section 10.4   If Trustee resigns within 10 years after a Change of Control, as defined herein, Company may select a successor Trustee, which must be approved by a majority of the Plan participants (disregarding for this purpose any individuals who become participants after the date of the Change of Control), in accordance with the provisions of

Section 11.1 prior to the effective date of Trustee’s resignation or removal.  If Company does not so select a successor Trustee and obtain approval from the majority of such Plan participants, Trustee shall apply to a court of competent jurisdiction for the appointment of a successor trustee or for instructions.

Section 10.5                            Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee.  The transfer shall be completed within 120 days after receipt of all information reasonably required by Trustee to transfer assets to the successor Trustee, unless Company extends the time limit.

Section 10.6                            If Trustee resigns or is removed, a successor shall be appointed, in accordance with Article XI, by the effective date of resignation or removal under Sections 10.1 or 10.2.  If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

ARTICLE XI

APPOINTMENT OF SUCCESSOR

Section 11.1                            If Trustee resigns or is removed in accordance with Section 10.1 or 10.2, Company may, subject to the requirements of Section 10.4 if applicable, appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal.  The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets.  The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

Section 11.2                            The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles VII and VIII hereof.  The successor Trustee shall not be responsible for, and Company shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE XII

AMENDMENT OR TERMINATION

Section 12.1                            This Trust Agreement may be amended only by a written instrument executed by and between Trustee and Company.  Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan, as determined by Company, or shall make the Trust revocable.

Section 12.2                            The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan.  Upon termination of the Trust, any assets remaining in the Trust shall be returned to

Company.

Section 12.3                            Upon written approval of all participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made.  All assets in the Trust at termination shall be returned to Company.

Section 12.4                            Notwithstanding the foregoing, this Trust Agreement may not be amended on or after the date of a Change of Control, as defined herein, without the consent of all Plan participants and beneficiaries of deceased participants, except to the extent such amendment is required by law.

ARTICLE XIII

MISCELLANEOUS

Section 13.1                            Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

Section 13.2                            Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

Section 13.3                            This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, U.S.A.

Section 13.4                            For purposes of this Trust, “Change of Control” shall mean a “change in control event” as defined in Treasury regulations or other guidance issued pursuant to Code §409A, unless the Company or its successor enters into a binding written agreement in connection with such change in control event to continue the Plan and Trust Agreement in effect in accordance with their terms immediately prior to such change in control event (except to the extent required by applicable law) for a period of 10 years following such change in control event.  If, prior to the end of such period, the Company or its successor fails to continue the Plan and Trust Agreement in effect pursuant to such agreement, a Change of Control shall be deemed to occur on the date such failure first occurs.

Section 13.5                            Trustee shall be entitled to rely on any information furnished to it by Company or any other party from whom Trustee is entitled to any information.  If any provision of this Trust conflicts with any provision of the Plan, the provisions of this Trust shall control.

Section 13.6                            If at any time the Plan fails to meet the requirements of the Internal Revenue Code section 409A, the Company shall determine, withhold, report and remit all taxes thereunder, as applicable.

ARTICLE XIV

EFFECTIVE DATE

The effective date of this Trust Agreement shall be May 1, 2007.

IN WITNESS WHEREOF, Company and Trustee have caused this Agreement to be executed by individuals thereunto duly authorized as of the day and year first above written.

VWR International, Inc.	WELLS FARGO BANK, N.A., Trustee

By	By

Title	Title